Filed Pursuant to Rule 424(b)(3)
Registration No. 333-204906

PROSPECTUS SUPPLEMENT NO. 7

(to prospectus dated July 23, 2015)

Shell Midstream

Partners

7,692,308 Common Units

Representing Limited Partner Interests

This prospectus supplement is being filed to update and supplement information contained in the prospectus dated July 23, 2015, covering the offer and resale of common units by the selling unitholders identified on page 10 of the prospectus, with information contained in our Current Report on Form 8-K, filed with the Securities and Exchange Commission on November 17, 2015.

This prospectus supplement updates and supplements the information in the prospectus and is not complete without, and may not be delivered or utilized except in combination with, the prospectus, including any amendments or supplements thereto. This prospectus supplement should be read in conjunction with the prospectus and if there is any inconsistency between the information in the prospectus and this prospectus supplement, you should rely on the information in this prospectus supplement.

Investing in our common units involves a high degree of risk. Before buying any common units, you should carefully read the discussion of material risks of investing in our common units in “Risk Factors” beginning on page 4 of the prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Prospectus Supplement dated November 17, 2015

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of

the Securities Exchange Act of 1934

Date of Report (date of earliest event reported): November 17, 2015

Shell Midstream Partners, L.P.

(Exact name of registrant as specified in its charter)

Delaware	1-36710	46-5223743
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

One Shell Plaza 910 Louisiana Street Houston, Texas		77002
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (713) 241-6161

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.01	Completion of Acquisition or Disposition of Assets.

On November 17, 2015, Shell Midstream Partners, L.P. (the “Partnership”) completed its previously announced acquisition of a 100% interest in Pecten Midstream LLC (“Pecten”) for total consideration of $390 million, which consisted of (i) a cash distribution of $383,890,452.30 million to Shell Pipeline Company LP (“SPLC”) and (ii) the issuance of 187,775 general partner units representing general partner interests in the Partnership (“General Partner Units”) to the General Partner (the “Acquisition”). The Acquisition closed pursuant to a Contribution Agreement dated November 11, 2015 among SPLC, the Partnership and Shell Midstream Operating LLC. The Partnership funded the cash portion of the consideration for the Acquisition with $297.1 million from the net proceeds of the Partnership’s registered public offering of 9,200,000 common units representing limited partner interests in the Partnership (the “Offering”), $49.4 million of cash on hand and $37.4 million in borrowings under the Partnership’s revolving credit facility. The remaining $6.1 million in consideration consisted of 187,775 General Partner Units.

On October 1, 2015, SPLC contributed to Pecten a crude oil pipeline system located in the Gulf of Mexico (Auger), a crude oil storage terminal located southwest of Chicago (Lockport) and related property, plant and equipment (collectively, the “Shell Auger & Lockport Operations”).

Upon the closing of the Acquisition and the Offering on November 17, 2015, SPLC’s wholly-owned subsidiary, Shell Midstream LP Holdings LLC, owned 21,475,068 common units and 67,475,068 subordinated units in the Partnership, representing an aggregate 57.41% limited partner interest. SPLC also owned a 100% interest in Shell Midstream Partners GP LLC, the general partner (the “General Partner”) of the Partnership, which in turn owned 3,098,825 General Partner Units, representing a 2% general partner interest, and all of the incentive distribution rights in the Partnership. The terms of the Acquisition were approved by the board of directors of the General Partner and by the conflicts committee of the board of directors, which consists entirely of independent directors. The conflicts committee engaged an independent financial advisor and legal counsel.

Item 3.02	Sales of Unregistered Units.

The description in Item 2.01 of the issuance by the Partnership of General Partner Units to the General Partner on November 17, 2015 in connection with the consummation of the Offering and the Acquisition is incorporated herein by reference. The General Partner Units were issued pursuant to an exemption from registration under Section 4(a)(2) of the Securities Act.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial Statements of Business Acquired.

The financial statements of the Shell Auger & Lockport Operations required by Item 9.01(a) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K must be filed.

(b)	Pro Forma Financial Information.

The pro forma financial information of Shell Midstream Partners, L.P. required by Item 9.01(b) of Form 8-K will be filed by amendment no later than 71 calendar days after the date this Current Report on Form 8-K must be filed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SHELL MIDSTREAM PARTNERS, L.P.

By:	Shell Midstream Partners GP LLC, its general partner

By:	/s/ Lori M. Muratta
Lori M. Muratta
Vice President, General Counsel and Secretary

Date: November 17, 2015

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